Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardinal Financial Corporation:

We consent to the use of our reports dated March 6, 2006, with respect to the consolidated statements of condition of Cardinal Financial Corporation and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.

Our report on the consolidated financial statements indicates that the Company restated the consolidated statement of cash flows for the year ended December 31, 2004, to reclassify certain items relating to the acquisition of George Mason Mortgage, LLC and its subsequent operations.

/s/ KPMG LLP

McLean, Virginia
June 8, 2006